PACKAGING CORPORATION OF AMERICA ANNOUNCES PLANS FOR DERIDDER, LOUISIANA CONTAINERBOARD MILL

Lake Forest, IL, March 26, 2014 - Packaging Corporation of America (NYSE: PKG) announced today that it will not convert the idled No. 2 paper machine (D2) at its DeRidder, Louisiana mill to produce containerboard. Instead, PCA will convert the No. 3 newsprint machine (D3) at DeRidder to containerboard, producing lightweight linerboard and medium, and exit the newsprint business. The D3 machine will continue to produce newsprint for PCA customers through mid-September 2014 at which time it will be shut down and converted to containerboard production with an anticipated start-up by November 1, 2014.

PCA estimated that the capital cost of converting D2 would have been approximately $160 million, and the D2 machine would have had annual containerboard capacity of 300,000 tons. The cost of converting D3 is estimated to be $115 million with annual containerboard capacity of 355,000 tons. In addition, by discontinuing newsprint production, approximately 100,000 tons of low cost, virgin fiber will become available for containerboard production, thereby reducing the amount of higher cost recycled fiber (OCC) required. The D3 conversion project is expected to produce an after-tax discounted cash flow return of 30% - 35% compared to less than a 20% return on the D2 project.

The shutdown of the newsprint-related assets will result in non-cash charges totaling about $30 million, and from a profitability standpoint, the newsprint business has been operating at slightly below breakeven.

Mark Kowlzan, Chief Executive Officer of PCA said, “The D3 conversion project provides us needed capacity with a much higher return than the D2 project. Without the D3 project, we estimate that our outside purchases of containerboard would be about 250,000 tons in 2015 in order to support PCA’s total containerboard demand. We will also be able to supply more containerboard to our long term export customers as we have had to withdraw some tons from this market the past several years to support our domestic demand. We regret the impact this decision may have on our newsprint customers, but we are committed to providing them a competitive product and outstanding service until the machine closure. ”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States and the third largest producer of uncoated freesheet paper in North America. PCA operates eight paper mills and 98 corrugated products plants and related facilities.

CONTACT:

Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: delays, difficulties or higher than expected costs in completing the conversion project or achieving the expected benefits of the project; the impact of general economic conditions; conditions in the paper and packaging industries, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.